Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the financial statements of American Enterprise Life Assurance Company and to the use of our report dated March 19, 2004 with respect to the financial statements of American Enterprise Variable Annuity Account included in this Post-Effective Amendment No. 21 to the Registration Statement (Form N-4, File No. 333-92297) for the registration of the American Express Endeavor(SM) Select Variable Annuity issued by American Enterprise Life Assurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 22, 2004